Exhibit 10.19

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (this “Amendment”) is effective as of January 30, 2018 and concerns the Employment Agreement entered into on June 9, 2011 (the “Agreement”), as amended, by and between Charles V. Bergh (“Executive”) and Levi Strauss & Co., a Delaware corporation (the “Corporation”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.    Section 10(b) of the Second Part of the Agreement shall be replaced in its entirety by the following:

(b)    Equity Vesting. Notwithstanding anything to the contrary in the applicable plan or agreement and subject to Section 13(c) of this Agreement, (i) 100% of Executive’s outstanding equity and other long-term incentive awards that were granted after December 31, 2017 and have remained outstanding for at least twelve (12) months will continue to vest (determined as if Executive had remained in continuous service through each of the applicable vesting dates and subject to the achievement of any applicable performance conditions with respect to performance-based equity awards) and, if applicable, shall be settled following Executive’s termination in accordance with the settlement terms of the applicable grant agreement, and (ii) all vested equity and other long-term incentive awards (including those vesting under the preceding clause) granted as SARs or stock options shall be exercisable and remain exercisable for eighteen (18) months following the final vesting date under the applicable SAR or stock option (or for such longer period, if any, set forth in the applicable SAR or stock option grant agreement), but (x) in no event later than the original term/expiration date of the award; and (y) only during an exercise window permitted under the terms the Corporation’s 2006 EIP (or substantially similar provisions under the successor thereto under which the applicable award is granted) as may apply prior to the occurrence of an initial public offering. Executive’s outstanding equity and other long-term incentive awards that were granted prior to January 1, 2018, shall be governed by the terms of this Agreement (as in effect prior to its amendment on January 30, 2018) and the terms of the applicable grant agreement.

2.    Section 13(c) of the Third Part of the Agreement shall be replaced in its entirety by the following:

(c)    Equity Vesting. Notwithstanding anything to the contrary in the 2006 EIP (or successor plan) or any award thereunder, 100% of Executive’s then (i) outstanding equity and other long-term incentive awards that were granted after December 31, 2017 will immediately fully vest upon Executive’s Qualifying CIC Termination (and, in the case of performance-based equity awards, fully vest at target levels) and, if applicable, shall be settled following Executive’s Qualifying CIC Termination in accordance with the settlement terms of the applicable grant agreement, and (ii) all vested equity and other long-term incentive awards (including those vesting under the preceding clause) granted as SARs or stock options shall be exercisable and remain exercisable for eighteen (18) months following the date of Executive’s termination (or for such longer period, if any, set forth in the applicable SAR or stock option grant agreement), but in no event later the original term/expiration date of the award (but to the extent that the 2006 EIP (or successor plan) and awards granted thereunder apply after such Change in Control in accordance with the terms thereof as in effect prior to such Change in Control and such Change in Control occurs prior to the occurrence of an initial public offering, only during an exercise window permitted thereunder). Section 10(b) shall govern any such termination following the second anniversary of the Change in Control. Executive’s outstanding equity and other long-term incentive awards that were granted prior to January 1, 2018, shall be governed by the terms of this Agreement (as in effect prior to its amendment on January 30, 2018) and the terms of the applicable grant agreement.

3.    This constitutes the entire Amendment to the Agreement between the parties. Except as expressly amended hereby, all terms and conditions contained in the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be duly authorized and signed.

Levi Strauss & Co.

By:	/s/ Elizabeth Wood

Name:	Elizabeth Wood

Title:	SVP & Chief Human Resources Officer

Charles V. Bergh

By:	/s/ Charles V. Bergh

Name:	Charles V. Bergh

Title:	President & Chief Executive Officer